EXHIBIT 10.1

EXECUTION COPY

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of February 2, 2006, is entered into by and among SHARPER IMAGE CORPORATION, a Delaware corporation (“Borrower”), each of the lenders that is a signatory to this Amendment (together with its successors and permitted assigns, individually, “Lender” and, collectively, “Lenders”), and WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors, if any, in such capacity, “Agent” and together with the Lenders, collectively, the “Lender Group”), in light of the following:

WHEREAS, Borrower and the Lender Group are parties to that certain Loan and Security Agreement, dated as of October 31, 2003 (as amended, restated, supplemented, or modified from time to time, the “Loan Agreement”);

WHEREAS, Borrower has requested that the Loan Agreement be amended as set forth herein; and

WHEREAS, subject to the satisfaction of the conditions set forth herein, the Lender Group is willing to so consent to the amendment of the Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and conditions set forth herein, the parties hereby agree as follows:

SECTION 1. RELATION TO THE LOAN AGREEMENT; DEFINITIONS.

1.1 Relation to Loan Agreement. This Amendment constitutes an integral part of the Loan Agreement and shall be deemed to be a Loan Document for all purposes. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement,” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

1.2 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings specified in the Loan Agreement.

SECTION 2. AMENDMENTS TO LOAN AGREEMENT.

2.1 Amendments to Section 1.1.

(a) The following new definitions are hereby added to Section 1.1 of the Loan Agreement in appropriate alphabetical order:

“Applicable Margin” means the rates for Base Rate Loans and LIBOR Rate Loans set forth in the grid below based on Average Excess Availability at the time of determination:

Average Excess Availability	Base Rate Loans	LIBOR Rate Loans	Standby Letters of Credit	Documentary Letters of Credit
Greater than $40,000,000	-0.25%	1.25%	1.25%	0.75%
Greater than $20,000,000 but less than or equal to $40,000,000	-0.25%	1.50%	1.50%	1.00%
Less than or equal to $20,000,000	0.00%	1.75%	1.75%	1.25%

The Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, based upon the Average Excess Availability for the immediately preceding calendar quarter.

“Average Excess Availability” means for any calendar quarter an amount equal to the sum of the Excess Availability for each day of such calendar quarter divided by the actual number of days in such calendar quarter, as determined by Agent, which determination shall be conclusive absent manifest error.

“Fifth Amendment” means that certain Fifth Amendment to Loan and Security Agreement dated as of February 2, 2006 by and among Borrower, Lenders and Agent.

“Fifth Amendment Effective Date” has the meaning set forth in Section 4.1 of the Fifth Amendment.

“Revolver Increase” has the meaning set forth in Section 2.1(e).

“Revolver Increase Notice” has the meaning set forth in Section 2.1(e).

(b) The definition of “Applicable Prepayment Premium” is hereby deleted in its entirety and replaced with the following new definition:

“Applicable Prepayment Premium” means $0.

(c) The definitions of “Base Rate Margin” and “LIBOR Rate Margin” in Section 1.1 of the Loan Agreement are hereby deleted in their entirety.

(d) The definition of “Borrowing Base” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new definition:

“Borrowing Base” means, as of any date of determination, the result of:

(a) the sum of:

(i) 85% of the amount of Eligible Accounts consisting of Credit Card Receivables, plus

(ii) from and after the Account Availability Activation Date, 85% of the amount of Eligible Accounts (other than Credit Card Receivables), less the amount if any, of the Dilution Reserve, plus

(b) for the period from October 1, through December 15 of each year, the lesser of

(i) 80% of the value of Eligible Landed Inventory, and

(ii) 90% times the then extant Net Liquidation Percentage times the book value of Borrower’s Eligible Landed Inventory, plus

(c) for the period from December 16, through September 30 of the following year, the lesser of

(i) 75% of the value of Eligible Landed Inventory, and

(ii) 85% times the then extant Net Liquidation Percentage times the book value of Borrower’s Eligible Landed Inventory, plus

(d) from and after the Eligible Refurbished Inventory Activation Date, the lowest of

(i) 50% of the value of Eligible Refurbished Inventory,

(ii) 85% times the then extant Net Liquidation Percentage times the book value of Borrower’s Eligible Refurbished Inventory, and

(iii) $6,500,000, plus

(e) the lowest of

(i) 75% of the value of Eligible In-Transit Inventory,

(ii) 85% times the then extant Net Liquidation Percentage times the book value of Borrower’s Eligible In-Transit Inventory, and

(iii) $7,000,000, minus

(f) the sum of (i) the Bank Product Reserve, (ii) the Minimum Availability Reserve, (iii) the Landlord Lien Reserves, (iv) the Customer Liability Reserves, (v) the Inventory Reserves, and (vi) the aggregate amount of such additional reserves, if any, established by Agent under Section 2.1(b).

(e) The definition of “Borrowing Base Availability” in Section 1.1 of the Loan Agreement is hereby amended by deleting the last proviso thereof in its entirety.

(f) The definition of “Defaulting Lender Rate” in Section 1.1 of the Loan Agreement is hereby amended by deleting the reference to “Base Rate Margin” therein and replacing it with a reference to “the Applicable Margin for Base Rate Loans”.

(g) The definition of “Maximum Revolver Amount” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Maximum Revolver Amount” means $55,000,000.

(h) The definition of “Minimum Availability Reserve” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new definition:

“Minimum Availability Reserve” means the greater of (i) $5,000,000 and (ii) following any Revolver Increase, an amount equal to the product of the then applicable Maximum Revolver Amount times 7.5%.

(i) The definition of “Permitted Investments” in Section 1.1 of the Loan Agreement is hereby amended by deleting the reference to “$10,000,000” in clause (g)(iii) of such definition and replacing it with a reference to “$20,000,000”.

2.2 Amendments to Section 2.1. A new Section 2.1(e) is hereby added to the Loan Agreement to read as follows:

“(e) On and after the Fifth Amendment Effective Date and until October 31, 2007, Borrower may, at its option on any Business Day, seek to increase (the “Revolver Increase”) the Maximum Revolver Amount by up to $30,000,000 on no more than five (5) occasions in minimum increments of $5,000,000 (after giving effect to which the Maximum Revolver Amount shall not exceed $85,000,000 less the aggregate amount of reductions to the Revolver Commitments effected on or prior to the date of the Revolver Increase) upon at least 45

(forty-five) days written notice (“Revolver Increase Notice”) to the Agent (which notice Agent shall promptly deliver to the Lenders). The Revolver Increase Notice shall (a) specify the date upon which the Revolver Increase is requested to occur, (b) be delivered at a time when no Default or Event of Default has occurred and is continuing (and the effectiveness of the Revolver Increase shall be subject to no Default or Event of Default existing at the time of the Revolver Increase and shall be subject to the conditions to any Borrowing hereunder) and (c) certify that the Revolver Increase will not violate or conflict with the terms of any material Indebtedness or any other material contract, agreement, instrument or obligation of any Credit Party. WFRF hereby commits to the full amount of the Revolver Increase subject to the other conditions hereof. As a further condition to the effectiveness of any Revolver Increase, Borrower shall pay to WFRF a non refundable fee equal to 0.15% of the then requested Revolver Increase.”

2.3 Amendments to Section 2.6. Sections 2.6(a) and (b) of the Loan Agreement are hereby deleted in their entirety and replaced with the following new Sections 2.6(a) and (b):

“(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fees. Borrower shall pay Agent (for the ratable benefit of the Lenders), Letter of Credit fees (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) (i) with respect to standby Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for standby Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding standby Letters of Credit, and (ii) with respect to documentary Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for documentary Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding documentary Letters of Credit.”

2.4 Amendments to Section 2.11(a) Section 2.11(a) of the Loan Agreement is hereby amended by deleting the reference to “0.25%” therein and replacing it with a reference to “0.20%”.

2.5 Amendments to Section 2.12(a). Section 2.12(a) of the Loan Agreement is hereby amended by deleting the reference to “$35,000,000” in clause (a)(ii) thereof and replacing it with a reference to “$40,000,000”.

2.6 Amendments to Section 3.4. Section 3.4 of the Loan Agreement is hereby amended by deleting the reference to “October 31, 2006” and replacing it with a reference to “February 2, 2010”.

2.7 Amendments to Section 7.1. Section 7.1 of the Loan Agreement is hereby amended by deleting the reference to “$5,000,000” in clause (d) thereof and replacing it with a reference to “$20,000,000”.

2.8 Amendments to Section 7.10. Section 7.10 of the Loan Agreement is hereby amended by deleting clause (b) thereof and replacing it with the following new clause (b):

“(b) additional purchases or redemptions of Borrower’s stock approved by Borrower’s board of directors so long as (i) no Default or Event of Default has occurred or is continuing or would result therefrom; and (ii) both immediately before and for a six month period following such repurchase or redemption on a pro forma projected basis after giving effect to such repurchase or redemption, Excess Availability would be greater than or equal to $40,000,000 as evidenced by the delivery by the Borrower of a certificate to Agent ten (10) days prior to such repurchase or redemption certifying to and demonstrating such projected Excess Availability (or, in the case of projected pro forma Excess Availability, certifying that such projections were prepared on the basis of assumptions believed by the Borrower to be reasonable at the time of delivery).”

2.9 Amendments to Section 8.7. Section 8.7 of the Loan Agreement is hereby amended by deleting the reference to “$500,000” therein and replacing it with a reference to “$2,000,000”.

2.10 Use of Defined Term “Triggering Event”. The Credit Agreement is hereby amended by deleting each reference to “Triggering Event” in the Credit Agreement and replacing each such reference with a reference to “Triggering Period”.

2.11 Schedule C-1. Schedule C-1 of the Loan Agreement is hereby amended and restated in its entirety and replaced with the new Schedule C-1 attached to this Amendment as Annex 1.

2.12 Schedule 6.2. Schedule 6.2 of the Loan Agreement is hereby amended and restated in its entirety and replaced with the new Schedule 6.2 attached to this Amendment as Annex 2.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

3.1 Representations and warranties.

Borrower hereby represents and warrants to the Lender Group that:

(a) It has the requisite power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery, and performance by it of this Amendment and the performance by it of each Loan Document to which it is a party (i) have been duly approved by all necessary action and no other proceedings are necessary to consummate such transactions; and (ii) are not in contravention of (A) any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court or Governmental Authority binding on it, (B) the terms of its organizational documents, or (C) any provision of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected;

(b) This Amendment has been duly executed and delivered by Borrower. This Amendment and each Loan Document to which Borrower is party are the legal, valid and binding obligation of Borrower, enforceable against such Borrower in accordance with its terms, and is in full force and effect except as such validity and enforceability is limited by the laws of insolvency and bankruptcy, laws affecting creditors’ rights and principles of equity applicable hereto;

(c) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower or any member of the Lender Group;

(d) No Default or Event of Default has occurred and is continuing on the date hereof or as of the date of the effectiveness of this Amendment;

(e) No Material Adverse Change has occurred; and

(f) The representations and warranties in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

SECTION 4. MISCELLANEOUS.

4.1 Conditions to Effectiveness. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof (the date of satisfaction of all such conditions being the “Fifth Amendment Effective Date”):

(a) The representations and warranties in the Loan Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment;

(c) Borrower shall have paid to the Agent a commitment fee in an amount equal to 0.10% times the Maximum Revolver Amount ($55,000,000);

(d) The Borrower, the Agent and each member of the Lender Group shall have delivered an executed copy of this Amendment to Agent;

(e) Agent shall have received a certificate from the Borrower certifying that no changes have occurred to Borrower’s Governing Documents since the Closing Date except as disclosed to the Agent by the Borrower, certified by the Secretary of Borrower;

(f) Agent shall have received reaffirmations of any Guaranty, Guarantor Security Document or other Loan Document executed by any Subsidiary of Borrower;

(g) Borrower shall have delivered all Schedules to the Loan Documents updated to reflect any changes from the Closing Date through the Fifth Amendment Effective Date;

(h) no Material Adverse Change shall have occurred;

(i) Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Amendment and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

(j) Borrower shall have paid all documented and invoiced Lender Group Expenses incurred in connection with the transactions evidenced by this Amendment; and

(k) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower or the Lender Group.

4.2 Entire Amendment; Effect of Amendment. This Amendment, and terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Loan Agreement expressly set forth in Section 2 hereof, the Loan Agreement and other Loan Documents shall remain unchanged and in full force and effect. The execution, delivery, and performance of this Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Lender Group as in effect prior to the date hereof. The amendments and other agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Agreement, and shall not operate as a consent to any further or other matter, under the Loan Documents. To the extent any terms or provisions of this Amendment conflict with those of the Loan Agreement or other Loan Documents, the terms and provisions of this Amendment shall control. This Amendment is a Loan Document. All liabilities of the Borrower and its Subsidiaries under the Loan Documents shall, together with any and all additional liabilities incurred by Borrower hereunder or under any of the other Loan Documents, continue to be secured, by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Loan Documents. Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by Borrower contained in any and all Loan Documents. The execution and delivery of this Amendment shall not constitute a novation of the indebtedness outstanding under the Loan Agreement. Borrower hereby reaffirms its obligations, liabilities and indebtedness arising under each of the Loan Documents existing on the date hereof (as amended or otherwise modified through and including the Fifth Amendment Effective Date), in each case after giving effect to the provisions of the preceding sentence.

4.3 Counterparts; Telefacsimile. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

4.4 Fees, Costs and Expenses. Borrower agrees to pay on demand all reasonable fees, costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to their rights and responsibilities hereunder and thereunder.

4.5 Cross-References. References in this Amendment to any Section are, unless otherwise specified, to such Section of this Amendment.

4.6 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.7 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

SHARPER IMAGE CORPORATION,
a Delaware corporation

By:	/s/ Jeffrey P. Forgan
Title:	EVP, Chief Financial Officer

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Frank O’ Connor
Title:	Senior Vice-President

[Signature Page to Fifth Amendment]

ANNEX 1

SCHEDULE C-1

Commitments

Lender	Revolver Commitment
Wells Fargo Retail Finance, LLC	$55,000,000	*
All Lenders	$55,000,000	*

*	Upon any Revolver Increase election of the Borrower pursuant to Section 2.1(e), Schedule C-l will be deemed amended to reflect such Revolver Increase in minimum increments of $5,000,000 up to $30,000,000 in total; provided at no time shall the Maximum Revolver Amount exceed $85,000,000.

ANNEX 2

Schedule 6.2

Collateral Reporting

Borrower shall provide Agent with the following documents at the following times in form reasonably satisfactory to Agent:

(a) Borrowing Base Certificate. On a monthly basis, not later than the 20th day of each month, Borrower shall provide to Agent a signed borrowing base certificate, in form as approved by Agent and including a detailed calculation of the Borrowing Base (including detail regarding those Accounts of Borrower that are not Eligible Accounts); provided, however, that, (i) from and after the occurrence of a Triggering Event, Agent may require such borrowing base certificate on such more frequent basis as Agent may determine in its Permitted Direction, and (ii) prior to the Account Availability Activation Date, such borrowing base certificate may exclude calculations and detail to the extent relating solely to the Eligible Account portion of the Borrowing Base. Such certificate may be sent to Agent electronically (with an electronic signature) or by facsimile transmission, provided, that in each case, upon request by Agent, the original thereof is forwarded to Agent on the date of such transmission. No adjustments to the borrowing base certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Agent from time to time.

(b) Daily Reports. At any time following the request of Agent (to the extent applicable for any day):

(i) notice of any claim, offset, or dispute involving an amount in excess of $1,000,000 asserted by any Account Debtor with respect to Borrower’s and its Subsidiaries’ Accounts; and

(ii) from and after the Account Availability Activation Date, notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s and its Subsidiaries’ Corporate Wholesale Receivables or Consumer Installment Sales Receivables.

(c) Monthly Reports. Monthly, Borrower shall provide to Agent original counterparts of (each in such form as Agent from time to time may specify):

(i) Within 20 days after the end of such month (together with the borrowing base certificate delivered pursuant to clause (a) above) for the immediately preceding month, evidence satisfactory to Agent indicating that Borrower and its Subsidiaries have paid all lease and related payments required to be paid during such month with respect to any Non-Owned Storage Facility not then subject to a Collateral Access Agreement (and describing any applicable Permitted Protest relating thereto);

(ii) Within 20 days of the end of each month for the immediately preceding month:

(A) Inventory summary report by location and by department, separately indicating the refurbished Inventory at each such location;

(B) “flash sales report” by geographical market (Borrower’s format in use on the Closing Date is acceptable);

(C) Inventory certificate in Agent’s format;

(D) from and after the Account Availability Activation Date, a detailed aging, by total, of the Accounts of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent;

(E) a detailed report regarding Borrower and its Subsidiaries’ cash and Cash Equivalents;

(F) from and after the Account Availability Activation Date, a calculation of Dilution; and

(G) comparable store sales.

(d) Additional Reports. Upon request by Agent, Borrower shall provide to Agent:

(i) copies of invoices in connection with Borrower’s and its Subsidiaries’ Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrower’s and its Subsidiaries’ Accounts and, for Inventory and Equipment acquired by Borrower or its Subsidiaries, purchase orders and invoices;

(ii) a detailed list of Borrower’s and its Subsidiaries’ customers; provided, that if such information cannot reasonably be provided in reports to Agent (or if Agent shall so request), Borrower shall provide access and assistance to Agent to permit Agent to obtain such information in Borrower’s and its Subsidiaries’ records (including databases) at any applicable location where such records are stored or maintained; and

(iii) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may request in its Permitted Discretion.